                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 MICROAGE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                MICROAGE, INC.

                            2400 SOUTH MICROAGE WAY
                           TEMPE, ARIZONA 85282-1896

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 13, 1996

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MicroAge, Inc., a Delaware corporation (the "Company"), will be held at the Fiesta Inn, 2100 South Priest Drive, Tempe, Arizona 85282, on Wednesday, March 13, 1996, at 4:00 p.m., Arizona time, for the following purposes:

     1. Election of Directors:

       - to elect two Class I Directors to serve until the 1999 Annual Meeting of Stockholders or until their successors are elected and qualified;

       - to elect one Class III Director to serve until the 1998 Annual Meeting of Stockholders or until his successor is elected and qualified; and

     2. to transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company's Audited Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations are included in Appendix A to the Proxy Statement.

     Only stockholders of record at the close of business on January 19, 1996 are entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder, for any purposes germane to the meeting, at the offices of the Company, at 2400 South MicroAge Way, Tempe, Arizona 85282-1896, during normal business hours commencing March 1, 1996.

                            YOUR VOTE IS IMPORTANT!

                                          By order of the Board of Directors,

                                          ALAN P. HALD
                                          Secretary

Tempe, Arizona
February 16, 1996

                               TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.............................................      1
PROXY STATEMENT......................................................................      1
  ELECTION OF DIRECTORS..............................................................      1
  SECURITY OWNERSHIP OF MANAGEMENT...................................................      3
  OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS.................................      3
  PRINCIPAL STOCKHOLDERS.............................................................      5
  EXECUTIVE COMPENSATION.............................................................      6
     SUMMARY COMPENSATION TABLE......................................................      6
     OPTION/SAR GRANTS IN LAST FISCAL YEAR...........................................      7
     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
      OPTION/SAR VALUES..............................................................      7
     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PENSION BENEFITS.........................      8
     EMPLOYMENT CONTRACTS AND RELATED MATTERS........................................      8
     REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION..................      9
  STOCK PERFORMANCE GRAPH............................................................     12
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................     12
  SECTION 16 REQUIREMENTS............................................................     13
  AUDITORS...........................................................................     13
  STOCKHOLDER NOMINATIONS AND PROPOSALS..............................................     13
  OTHER INFORMATION..................................................................     13
APPENDIX A
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS......................................................................    A-1
  REPORT OF INDEPENDENT ACCOUNTANTS..................................................    A-5
  CONSOLIDATED FINANCIAL STATEMENTS..................................................    A-6
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.........................................   A-10
  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..............   A-23

                                 MICROAGE, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 13, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MicroAge, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, March 13, 1996, at 4:00 p.m., Arizona time (the "1996 Annual Meeting"), and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on January 19, 1996 (the "Record Date") will be entitled to notice of and to vote at the meeting. On the Record Date, the Company had outstanding 14,409,678 shares of Common Stock, par value $.01 per share ("Common Stock"). There are no other voting securities outstanding.

     Each stockholder is entitled to one vote per share for the election of directors, as well as on all other matters that may be properly brought before the meeting. If the accompanying proxy is signed and returned, the shares represented thereby will be voted in accordance with any directions on the proxy. If a proxy does not specify how the shares represented thereby are to be voted in connection with the election of the director nominees, it is intended that it will be voted for the director nominees named herein. A stockholder may revoke the proxy at any time prior to the voting thereof by giving due notice of such revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the 1996 Annual Meeting and voting in person. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about February 16, 1996.

     The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the 1996 Annual Meeting. If a quorum is present, a plurality of the votes cast at the 1996 Annual Meeting is required for the election of directors. Abstentions are counted as "shares present" for purposes of determining the presence of a quorum and have the effect of a vote "against" any matter as to which they are specified. Broker non-votes with respect to any matter are not considered "shares present" and will not affect the outcome of the vote on such matter.

     In addition to the use of the mails, proxies may be solicited by directors, officers, or regular associates (employees) of the Company in person, by telegraph, telecopy, or telephone. The Company has retained Georgeson and Company, Inc., to assist in the distribution of proxy solicitation materials and in the solicitation of proxies for an anticipated fee of $5,000, plus out-of-pocket expenses. The Company will pay all expenses of the solicitation.

     As of the date of this Proxy Statement, the Company knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven directors. The Company's Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II, and Class III. Each director is elected for three years and the terms are staggered so that only one class is elected by the stockholders annually. At the 1996 Annual Meeting, (i) two Class I directors will be elected to serve until the 1999 annual meeting of stockholders or until their successors are duly elected and qualified and (ii) one Class III director will be elected to serve until the 1998 annual meeting of stockholders or until his successor is duly elected and qualified.

     Effective January 18, 1996, the Board of Directors elected Ms. Lynda M. Applegate and Mr. Roy A. Herberger, Jr., as a Class I director and a Class III director, respectively. These elections followed the resignation on September 25, 1995 of Keiichi Eguchi as a Class I director and the Board's subsequent determination to expand the number of Board members to seven. It is the intention of those persons named in the accompanying form of proxy or their substitutes to vote for the election of the nominees listed below unless instructed to the contrary. However, if any nominee named herein at the time of the election becomes unavailable to serve (which is not anticipated) and, as a consequence, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion or authority to vote or refrain from voting in accordance with their judgment with respect to the other nominees.

                                    NOMINEES

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                    (TERM TO EXPIRE AT 1999 ANNUAL MEETING)

     WILLIAM H. MALLENDER, 60, was elected a director of the Company in 1987. Since 1983, Mr. Mallender has served as Chairman of the Board of Directors and Chief Executive Officer of Talley Industries, Inc., a publicly-held company that designs, manufactures, and supplies aerospace, industrial, and commercial products and services.

     LYNDA M. APPLEGATE, 46, was elected a director of the Company effective January 18, 1996. Since 1986, Ms. Applegate has served as a Professor at the Harvard Business School.

                   NOMINEE FOR ELECTION AS CLASS III DIRECTOR
                    (TERM TO EXPIRE AT 1998 ANNUAL MEETING)

     ROY A. HERBERGER, Jr., 53, was elected a director of the Company effective January 18, 1996. Since 1989, Mr. Herberger has served as President of the American Graduate School of International Management, "Thunderbird." Mr. Herberger is also a director of Pinnacle West Capital Corporation, Bank of America of Arizona, and Express America Holdings Corporation.

                         DIRECTORS CONTINUING IN OFFICE

                               CLASS II DIRECTORS
                    (TERM TO EXPIRE AT 1997 ANNUAL MEETING)

     ALAN P. HALD, 49, has served as Vice-Chairman of the Board of the Company since October 1991 and Secretary since February 1987. Along with Mr. McKeever, he co-founded the Company in August 1976 and has served as a director of the Company since October 1976. He also served as President from February 1993 to August 1993 and October 1976 to February 1987, Chairman of the Board from February 1987 to October 1991, and Treasurer from February 1983 to February 1987. Pursuant to his employment agreement, the Company has agreed to have the Board of Directors nominate Mr. Hald for election to the Board of Directors of the Company as long as he owns at least 80,000 shares of Common Stock. See "Employment Contracts and Related Matters" for additional information regarding Mr. Hald's employment agreement.

     STEVEN G. MIHAYLO, 52, was elected a director of the Company in 1988. Since 1969, Mr. Mihaylo has served as Chief Executive Officer and since 1983 as Chairman of the Board of Inter-Tel, Incorporated, a publicly-held company that designs, manufactures, and services digital and analog telephone systems and voice processing systems, and provides long distance services.

                              CLASS III DIRECTORS
                    (TERM TO EXPIRE AT 1998 ANNUAL MEETING)

     JEFFREY D. MCKEEVER, 53, has served as Chief Executive Officer of the Company since February 1987 and as Chairman of the Board since October 1991. Along with Mr. Hald, he co-founded the Company in August 1976 and has served as a director of the Company since October 1976. He also served as President from January 1993 to February 1993 and February 1987 to October 1991, Chairman of the Board and Secretary from October 1976 to February 1987, and Treasurer from October 1976 to February 1983 and from February 1987 to December 1988. Pursuant to his employment agreement, the Company has agreed to have the Board of Directors nominate Mr. McKeever for election to the Board of Directors of the Company as long as he owns at least 80,000 shares of Common Stock. See "Employment Contracts and Related Matters" for additional information regarding Mr. McKeever's employment agreement.

     FRED ISRAEL, 68, was elected a director of the Company in 1990. Until his retirement on June 30, 1993, Mr. Israel was Managing Principal in the Washington, D.C. law firm of Israel & Raley, Chartered. Mr. Israel is a member of the board of directors of Talley Industries, Inc., a publicly-held company that designs, manufactures, and supplies aerospace, industrial, and commercial products and services. Mr. Israel is also a member of the Board of Regents of Georgetown University, the International Board of Directors of Tel Aviv University, the Board of Directors of Wheeling Jesuit College, and the Board of Visitors of the School of Music, University of Maryland.

                        SECURITY OWNERSHIP OF MANAGEMENT
                              AT DECEMBER 31, 1995

                                                             NUMBER OF SHARES          PERCENTAGE OF
                                                              OF COMMON STOCK           COMMON STOCK
                          NAME                             BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED
---------------------------------------------------------  ---------------------     ------------------
Jeffrey D. McKeever
  Chairman of the Board and Chief Executive Officer......          537,262(2)                3.7%
Alan P. Hald
  Vice-Chairman of the Board and Secretary...............          349,935                   2.4%
William H. Mallender
  Director...............................................            7,000                   (3)
Steven G. Mihaylo
  Director...............................................            7,500                   (3)
Fred Israel
  Director...............................................          130,999                   (3)
Lynda M. Applegate
  Director...............................................                0                   (3)
Roy A. Herberger, Jr.
  Director...............................................                0                   (3)
Kenneth R. Waters*
  President..............................................           35,813                   (3)
James R. Daniel
  Senior Vice President, Chief Financial Officer and
  Treasurer..............................................           69,313                   (3)
John H. Andrews
  Vice President, Logistics..............................           46,605                   (3)
All executive officers and directors as a group (18
  persons)...............................................        1,321,752                   9.0%

---------------
  * Mr. Waters left the Company effective January 31, 1996 due to a medical condition. Mr. McKeever assumed Mr. Waters' responsibilities after Mr. Waters underwent heart surgery in June 1995.

(1) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of the listed individual (or group member) or one or more members of his immediate family; with respect to which the listed individual (or group member) has or shares voting or investment powers (including shares allocated to the listed individual's (or group member's) account under the MicroAge, Inc. Retirement Savings and Employee Stock Ownership Plan and Trust); subject to stock options that were exercisable on December 31, 1995 or within 60 days thereafter, or in which the listed individual (or group member) otherwise has a beneficial interest. At December 31, 1995, all directors and executive officers as a group owned beneficially an aggregate of 1,321,752 shares (9.0%) of which 340,825 shares, including 96,500 shares for Mr. McKeever, 38,500 shares for Mr. Hald, 3,000 shares each for Messrs. Mallender, Mihaylo, and Israel, 35,000 shares for Mr. Waters, 51,000 shares for Mr. Daniel, and 39,250 shares for

    Mr. Andrews are subject to stock options granted by the Company that were exercisable on December 31, 1995 or within 60 days thereafter.

(2) Mr. McKeever disclaims beneficial ownership in 8,750 of these shares held by family members.

(3) Common Stock beneficially owned does not exceed one percent of the outstanding Common Stock at December 31, 1995.

               OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

     Board of Directors' Meetings, Audit and Compensation Committees. The Company's Board of Directors met in person or acted by written consent eight times during the fiscal year ended October 29, 1995 ("fiscal year 1995"). The Board of Directors maintains a standing Audit Committee and Compensation Committee; it does not have a standing nominating committee or other committee performing similar functions. Directors who are not officers or associates (employees) of the Company receive a $15,000 annual retainer fee and $1,500 for attendance at regular Board meetings; $1,000 for attendance at special Board meetings; and $1,000 for attendance at meetings of committees of which they are members. Mr. Israel and Ms. Applegate are reimbursed for reasonable travel expenses incurred to attend meetings of the Board or committees of which each is a member held in the metropolitan Phoenix area. All directors attending any meeting of the Board or its committees held outside the metropolitan Phoenix area are reimbursed for reasonable travel expenses incurred in the continental United States of America.

     The Audit Committee is responsible for appointing the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee met two times during fiscal year 1995, and consisted of Messrs. Mallender (Chairman), Mihaylo, and Israel. Mr. Herberger was elected to the Audit Committee effective January 18, 1996.

     The Compensation Committee acts on matters relating to the compensation of senior management and key associates (employees) of the Company, including the granting of stock options and the approval of employment agreements. The Compensation Committee met in person or acted by written consent seven times during fiscal year 1995, and consisted of Messrs. Mihaylo (Chairman), Mallender, and Israel. Ms. Applegate was elected to the Compensation Committee effective January 18, 1996.

     1995 Director Incentive Plan. Under the Company's 1995 Director Incentive Plan (the "Director Plan"), on November 1 of each year, beginning in 1995 and ending in 2004, each person serving as a director of the Company who is not also an associate (employee) of the Company is automatically granted (i) 1,000 shares of Common Stock, subject to certain restrictions as described below ("Director Restricted Stock"), and (ii) options to purchase 1,000 shares of Common Stock ("Director Options"). Messrs. Mihaylo, Mallender, and Israel were each granted 1,000 shares of Director Restricted Stock and 1,000 Director Options on November 1, 1995.

     The restrictions on the Director Restricted Stock will lapse on the later of (i) the date the director owns (for one year) shares of Common Stock, but the restrictions will lapse on one share of Director Restricted Stock for each two shares of unrestricted stock the director owns; and (ii) the date the shares of Director Restricted Stock "vest." The Director Restricted Stock has two vesting hurdles. First, the Director Restricted Stock vests in one-third increments over the three years following the date of grant. Second, the Director Restricted Stock vests in one-third increments following the date of grant only if the Common Stock trades above certain specified prices after the first vesting hurdle occurs. In the case of the Director Restricted Stock granted on November 1, 1995, the Common Stock must trade at or above (i) $9.22 on or after November 1, 1996; (ii) $10.14 on or after November 1, 1997; and (iii) $11.15 on or after November 1, 1998.

     The exercise price of the Director Options is the fair market value of the Common Stock on the relevant grant date (i.e., each November 1). Each Director Option has two vesting hurdles. First, the Director Options vest in one-third increments over the three-year period following the date of grant. Second, the Director Options vest in one-third increments over the three years following the date of grant only if the Common Stock trades at or above certain specified prices after the first vesting hurdle occurs. In the case of the Director

Options granted on November 1, 1995, the Common Stock must trade at or above (i) $9.22 on or after November 1, 1996; (ii) $10.14 on or after November 1, 1997; and (iii) $11.15 on or after November 1, 1998.

     Voting Agreement. On April 27, 1990, Mr. Fred Israel entered into an agreement with the Company pursuant to which Mr. Israel agreed that, during the period described in such agreement, in circumstances in which he, or his Purchaser Affiliates (as such term is defined in the agreement), does not or do not vote all shares of the Voting Securities (as defined in such agreement and which includes the Common Stock) beneficially owned by him in favor of the position on any matter adopted by the majority of the Board of Directors, he will vote such shares in the same manner and in the same proportion as are voted by the other stockholders of the Company on such matter. At December 31, 1995, Mr. Israel beneficially owned approximately 0.9% of the outstanding shares of Common Stock. See "Security Ownership of Management" and "Certain Relationships and Related Transactions."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock by each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock:

                                             NUMBER OF SHARES OF COMMON
                                                 STOCK BENEFICIALLY           PERCENTAGE OF COMMON
     NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED(1)              STOCK BENEFICIALLY OWNED
    ---------------------------------------  --------------------------     ------------------------
    FMR Corp...............................           1,810,750(2)                    12.6%
    82 Devonshire Street
    Boston, Massachusetts 02109
    Pioneering Management Corporation......           1,430,000(3)                    10.0%
    60 State Street
    Boston, Massachusetts 02109

---------------
(1) The beneficial ownership information regarding: (i) FMR Corp. ("FMR"), is as of December 31, 1994; and (ii) Pioneering Management Corporation is as of December 13, 1995. For certain additional information with respect to beneficial ownership of the Common Stock, see "Security Ownership of Management," "Executive Compensation," and "Certain Relationships and Related Transactions." Percentages are based on the number of shares of Common Stock outstanding on December 31, 1995.

(2) FMR Corp. is the parent company of the following investment companies beneficially owning Common Stock: (i) Fidelity Management & Research Company beneficially owned 1,388,000 shares while serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; (ii) Fidelity Management Trust Company beneficially owned 347,200 shares while serving as trustee or managing agent for various private investment accounts; and (iii) Fidelity International Limited beneficially owned 15,000 shares while serving as investment adviser to various non-U.S. investment companies. FMR has sole voting power with regard to 328,600 shares and sole dispositive power with regard to 1,810,750 shares; and Fidelity International Limited has sole voting and dispositive power with regard to its 15,000 shares. FMR provided the Company with the information contained in this footnote. Accordingly, the Company makes no representation as to the accuracy or completeness of the information provided.

(3) Pioneering Management Corporation ("PMC") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. PMC has sole power to vote or to direct the vote with regard to all 1,430,000 shares and sole dispositive power with regard to 100,000 shares, and shared power to dispose or to direct disposition of 1,330,000 shares. PMC provided the Company with the information contained in this footnote. Accordingly, the Company makes no representation as to the accuracy or completeness of the information provided.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation awarded to or paid by the Company and its subsidiaries to the chief executive officer and the four most highly compensated executive officers of the Company for services rendered during the fiscal years ended September 30, 1993, October 30, 1994, and October 29, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                          ----------------------------------------
                                           ANNUAL COMPENSATION                        AWARDS               PAYOUTS
                                   ------------------------------------   ------------------------------   -------
                                                           OTHER ANNUAL    RESTRICTED      SECURITIES       LTIP      ALL OTHER
    NAME AND PRINCIPAL              SALARY     BONUS       COMPENSATION      STOCK         UNDERLYING      PAYOUTS   COMPENSATION
         POSITION           YEAR    ($)(1)      ($)            ($)        AWARD(S)($)    OPTIONS/SARS(3)     ($)        ($)(4)
--------------------------  ----   --------   --------     ------------   ------------   ---------------   -------   ------------
Jeffrey D. McKeever.......  1995   $462,500   $606,315(2)         0              0                 0           0       $122,973
  Chairman of the           1994   $500,000   $128,313            0              0           321,611           0       $ 75,170
  Board of Directors        1993   $400,000   $311,851            0              0            30,000           0       $ 78,635
  and Chief Executive
    Officer
Alan P. Hald..............  1995   $282,500   $586,831(2)         0              0                 0           0       $ 44,814
  Vice-Chairman of the      1994   $240,000   $ 65,509            0              0           165,628           0       $ 40,718
  Board of Directors and    1993   $225,000   $ 59,237            0              0            15,000           0       $ 41,578
  Secretary
Kenneth R. Waters.........  1995   $329,167   $  6,634            0              0            25,000           0       $  7,717
  President                 1994   $275,000   $ 61,739            0              0           195,805           0       $  4,975
                            1993   $ 20,000   $  1,828            0              0                 0           0       $      0
James R. Daniel...........  1995   $304,167   $ 16,738            0              0                 0           0       $ 21,932
  Senior Vice President,    1994   $260,000   $ 63,754            0              0           164,698           0       $  2,252
  Chief Financial Officer,  1993   $174,615   $ 65,248            0              0            45,000           0       $  2,185
  and Treasurer
John H. Andrews...........  1995   $166,667   $      0            0              0                 0           0       $ 14,312
  Vice President,
    Logistics               1994   $165,000   $ 61,568            0              0            74,228           0       $  2,553
                            1993   $150,000   $100,546            0              0            11,250           0       $  2,322

---------------
(1) See footnote 3 below for a discussion of the MicroAge, Inc. 1994 Management Equity Program (the "MEP"), under which each of the named individuals was eligible to receive option grants by reducing his compensation.

(2) Includes a one-time Warrant Restitution and Founder's Bonus in the amount of $569,194 paid to each of Mr. McKeever and Mr. Hald prior to the March 29, 1995 expiration of warrants held by each of them. The Company issued these warrants to Messrs. McKeever and Hald in 1985, and the warrants were originally to have expired on March 29, 2005. As a condition to the Company effecting its initial public offering in 1987, state regulatory authorities required the expiration date of the warrants to be reduced by ten years to March 29, 1995. In recognition of (i) the substantial economic benefits that Messrs. McKeever and Hald were required to forego as a result of the reduction of the exercise period of the warrants, (ii) the substantial personal investments that Messrs. McKeever and Hald have made in the Company through Common Stock purchases and on-going commitments to purchase Common Stock under the MEP, and (iii) the record financial results achieved by the Company in fiscal year 1993 and fiscal year 1994, the Compensation Committee approved the payment of the Warrant Restitution and Founder's Bonuses in the indicated amounts. The Warrant Restitution and Founder's Bonuses were used to reimburse Messrs. McKeever and Hald for the warrant exercise price and their personal tax obligations resulting from the warrant exercise and bonus payment. The breakdown of each Warrant Restitution and Founder's Bonus is as follows: warrant exercise price ($208,709); and tax obligations ($360,485). The balance of the bonus amounts paid to Mr. McKeever ($37,121) and to Mr. Hald ($17,637) and disclosed in the above table represents annual fixed cash bonuses payable under their respective employment agreements.

(3) The 1994 totals include options granted to each named individual under the MEP as a result of his election to restructure his compensation package by reducing his fiscal year 1993, 1994, 1995, and 1996 compensation. The total number of MEP options granted to each of the named individuals during fiscal year 1994 and the expected MEP compensation reduction during the 1993-1996 fiscal years for each of the named individuals (other than Mr. Waters) is as follows: Mr. McKeever (241,611; $600,000); Mr. Hald (125,638; $312,000); Mr.
    Daniel (104,698; $260,000); and Mr. Andrews (34,228; $85,000). During the
    1993, 1994, and 1995 fiscal years, the MEP compensation reductions for each of the named individuals were as follows: Mr. McKeever (1993: $75,000 bonus reduction; 1994: $125,000 bonus reduction; 1995: $62,500 salary reduction); Mr. Hald (1993: $104,000 bonus reduction; 1994: $20,000 salary reduction and $65,000 bonus reduction; 1995: $32,500 salary reduction); Mr. Waters (1994: $25,000 salary reduction and $75,000 bonus reduction; 1995: $20,833 salary reduction); Mr. Daniel (1993: $104,000 bonus reduction; 1994: $65,000 bonus reduction; 1995: $10,833 salary reduction); and Mr. Andrews (1993: $33,000 bonus reduction; 1994: $20,000 bonus reduction; 1995: $8,333 salary reduction). No SARs were granted during fiscal year 1995. Mr. Waters left the Company effective January 31, 1996 due to a medical condition. Pursuant to his MEP Award Agreement, Mr. Waters is entitled to exercise 51,175 MEP options at an exercise price of $8.75 per share on or before January 31, 1997.

(4) The 1995 amounts include, as to each named individual, the following amounts for the indicated purposes: Mr. McKeever (life insurance premiums: $120,723 and the Company's contribution to the Amended and Restated MicroAge, Inc. Retirement Savings and Employee Stock Ownership Plan and Trust (the "401(k) Plan"): $2,250); Mr. Hald (life insurance premiums: $42,496 and 401(k) Plan contribution: $2,318); Mr. Waters (life insurance premiums: $5,415 and 401(k) Plan contribution: $2,302); Mr. Daniel (life insurance premiums:
    $19,053 and 401(k) Plan contribution: $2,879); and Mr. Andrews (life insurance premiums: $11,933 and 401(k) Plan contribution: $2,379).

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning grants of stock options to the named executive officers of the Company during the fiscal year ended October 29, 1995:

                                                    INDIVIDUAL GRANTS                        POTENTIAL
                                   ---------------------------------------------------       REALIZABLE
                                                   PERCENT OF                             VALUE AT ASSUMED
                                                     TOTAL                                 ANNUAL RATE OF
                                    NUMBER OF     OPTIONS/SARS                                 STOCK
                                    SECURITIES     GRANTED TO    EXERCISE                 APPRECIATION FOR
                                    UNDERLYING     ASSOCIATES     PRICE                     OPTION TERM
                                   OPTIONS/SARS        IN          (PER     EXPIRATION   ------------------
              NAME                   GRANTED      FISCAL YEAR     SHARE)       DATE        5%        10%
---------------------------------  ------------   ------------   --------   ----------   -------   --------
Jeffrey D. McKeever..............      0             0              0           0           0         0
Alan P. Hald.....................      0             0              0           0           0         0
Kenneth R. Waters................   25,000         15.4%         $10.88      1/31/97     $75,149   $166,059
James R. Daniel..................      0             0              0           0           0         0
John H. Andrews..................      0             0              0           0           0         0

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information concerning option exercises by the named executive officers of the Company during the fiscal year ended October 29, 1995 and the value of such officers' unexercised options at October 29, 1995. There were no outstanding SARs as of October 29, 1995.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                              OPTIONS/SARS AT                OPTIONS/SARS
                                 SHARES                       FISCAL YEAR-END             AT FISCAL YEAR-END
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------   --------   -----------   -------------   -----------   -------------
Jeffrey D. McKeever..........     63,000     $366,525      96,500        307,611       $ 154,943       $42,270
Alan P. Hald.................     62,979     $329,921      46,000        157,138       $  72,120       $16,943
Kenneth R. Waters............          0     $      0      35,000        185,805       $       0       $     0
James R. Daniel..............          0     $      0      51,000        158,698       $  52,785       $35,190
John H. Andrews..............        450     $  2,869      39,250         65,728       $  57,806       $17,948

            SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PENSION BENEFITS

                                                     PENSION TABLE YEARS OF SERVICE
                                      ------------------------------------------------------------
        FINAL AVERAGE PAY                5            10           15           20           25
----------------------------------    --------     --------     --------     --------     --------
$125,000..........................    $ 26,401     $ 52,801     $ 79,210     $ 79,210     $ 79,210
$150,000..........................    $ 32,611     $ 65,223     $ 97,844     $ 97,844     $ 97,844
$175,000..........................    $ 38,861     $ 77,722     $116,594     $116,594     $116,594
$200,000..........................    $ 45,110     $ 90,220     $135,344     $135,344     $135,344
$225,000..........................    $ 51,360     $102,719     $154,094     $154,094     $154,094
$250,000..........................    $ 57,609     $115,218     $172,844     $172,844     $172,844
$300,000..........................    $ 70,108     $140,215     $210,344     $210,344     $210,344
$350,000..........................    $ 82,606     $165,213     $247,844     $247,844     $247,844
$400,000..........................    $ 95,105     $190,210     $285,344     $285,344     $285,344
$450,000..........................    $107,604     $215,208     $322,844     $322,844     $322,844
$500,000..........................    $120,103     $240,205     $360,344     $360,344     $360,344

     The Company maintains a non-qualified deferred compensation plan for certain executives who have attained age 50 and completed 10 years of service with the Company (the "Supplemental Executive Retirement Plan" or "SERP"). Under the SERP, retirement income commencing at age 65 equals 75% of final-five-year-average compensation (defined as "wages" under Internal Revenue Code (the "Code") Section 3401(a)), reduced by Social Security and the employer portion (annuitized) of the 401(k) Plan, and pro rated for "Benefit Accrual Service" (service after age 50) under 15 years. The table above shows estimated annual income on a life-annuity basis, although the SERP's normal form provides for payment of the actuarially-equivalent lump sum of this amount. Mr. McKeever is currently the only participant in the SERP. Mr. McKeever has three years of Benefit Accrual Service and is expected to have 15 years of Benefit Accrual Service at normal retirement at age 65. The retirement benefit is to be financed, in part, through life insurance policies issued in accordance with his employment agreement, which provide a pre-retirement death benefit of $3,000,000. The imputed income for the death coverage is included in the insurance premiums paid on behalf of Mr. McKeever and referenced in footnote 4 to the Summary Compensation Table.

                    EMPLOYMENT CONTRACTS AND RELATED MATTERS

     Messrs. McKeever, Hald, Daniel, and Andrews are each employed pursuant to an employment agreement with the Company that is terminable by either party at any time. Each agreement includes restrictions and noncompetition covenants during the term of the agreement and for a period of 24 months after termination of employment for Messrs. McKeever, Hald and Daniel, and 12 months for Mr. Andrews. Upon the Company's termination of the executive's employment without cause following a change of control or, under certain circumstances, upon the executive's termination of employment following a change of control, the Company must pay a lump sum severance pay benefit equal to, for each of Messrs. McKeever and Hald: three times (i) his base salary and (ii) his incentive bonus for the prior fiscal year; for Mr. Daniel: two times (i) his base salary and (ii) his incentive bonus for the prior fiscal year; and for Mr. Andrews: one-and-one half times (i) his base salary for the prior fiscal year and (ii) the average of his incentive bonuses for the two prior fiscal years. Upon the Company's termination of the executive's employment without cause prior to a change of control or, under certain circumstances, upon the executive's termination of employment prior to a change of control, the Company must pay a severance pay benefit equal to, for each of Messrs. McKeever and Hald: three times (i) his base salary and
(ii) the average of his incentive bonus for the three prior fiscal years; and for each of Messrs. Daniel and Andrews: (i) his base salary and (ii) the average of his incentive bonus for the two prior fiscal years.

     In addition, the Company may elect, during the term of the noncompetition covenant, to pay supplementary severance pay to Messrs. McKeever and Hald in an amount equal to their respective monthly pay. Also, upon termination of Messrs. McKeever and Hald's employment for specified circumstances, including a material change in the employment relationship, a change in control of the Company, or termination by the Company without cause, the terminated executive has certain additional rights including the following: (i) the right to sell to the Company all Common Stock beneficially owned by the executive as of the executive's termination date, at the fair market value of the Common Stock on the termination date, subject to certain limitations; and (ii) should the executive hold any stock options which have not vested, receive, as additional severance pay, a lump sum payment in an amount equal to the excess, if any, of the fair market value of the shares subject to outstanding stock options over the exercise price specified in all non-vested stock options, subject to certain limitations.

     Mr. Waters was employed as the Company's President at the end of the 1995 fiscal year pursuant to an employment agreement with the Company, but left the Company effective January 31, 1996 due to a medical condition. Under the terms of Mr. Waters' employment agreement, Mr. Waters received, as a termination payment, accrued vacation pay.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Company's Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are not employees of the Company. The Compensation Committee determines the compensation of the Company's executive officers, approves any employment agreements with executive officers, and administers the Company's stock option plans and certain of the Company's other benefit plans.

EXECUTIVE COMPENSATION POLICIES

     Overview. Incentive compensation arrangements are the cornerstone of the Compensation Committee's executive compensation policies. These incentive compensation arrangements reward those executive officers who achieve individual and Company objectives that increase stockholder value.

     The Company's executive compensation package consists of three components: base salary and related benefits; annual cash bonus incentives; and stock-based compensation incentives. The Compensation Committee reviews each of these components and develops an incentive compensation package for each of the Company's executive officers based, in part, upon the review of competitive compensation information and the recommendations of compensation consultants and senior management. The Compensation Committee strives to develop individual compensation packages for the Company's executive officers that will encourage superior individual and Company-wide performance, serve to retain those executive officers that perform well, and lead to increased stockholder value. Each component of the Company's executive compensation package is discussed in detail below.

     Base Salary and Benefits. The first component of the Company's executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on competitive compensation information and his or her responsibilities and performance. The Compensation Committee, with the assistance of an independent compensation consultant, compares the Company's compensation levels with published surveys of executive compensation at comparable companies as well as with recent proxy data for eleven publicly-traded companies also involved in the integration and distribution of information technology products and services. In order to maximize the incentive elements of the executive officers' total compensation packages, the Compensation Committee sets the base salary and benefits component of these packages within the competitive range of salary and benefits levels of the executive officers of the eleven comparative companies. The Compensation Committee reviews each executive officer's base salary and benefits on at least an annual basis. Based on the Company's fiscal year 1995 financial results, the Compensation Committee determined not to increase the fiscal year 1996 base salaries of any of the Company's executive officers.

     Annual Incentive Bonus. The second component of the Company's executive compensation package is an annual incentive bonus. Consistent with prior years, in the beginning of fiscal year 1995, the Compensation Committee established bonus compensation formulas for the Company's executive officers that gave each executive officer the ability to earn a cash bonus calculated as a percentage of his base salary. This is consistent with the Compensation Committee's overriding policy of incentive compensation arrangements.

     The Compensation Committee's fiscal year 1995 bonus plan (the "1995 Bonus Plan") established a formula by which executive officer bonus awards were tied directly to the Company's success in achieving targeted goals of income and return on equity. During fiscal year 1995, the Company did not meet the targeted levels of income and return on equity. As a result, the executive officers did not receive cash incentive bonuses pursuant to the 1995 Bonus Plan. As reflected in the "Summary Compensation Table," however, the following executive officers received fixed cash bonuses under their respective employment agreements: Mr. McKeever ($37,121); Mr. Hald ($17,637); Mr. Waters ($6,634); and Mr. Daniel ($16,738). See also footnote 2 to the Summary Compensation Table for information regarding the Warrant Restitution and Founder's Bonus paid to each of Mr. McKeever and Mr. Hald.

     Stock-Based Compensation Incentives. The third component of the Company's executive compensation package is stock-based compensation incentives, traditionally stock options. This compensation component is an important incentive tool designed to more closely align the interests of the executive officers of the Company with the long-term interests of the Company's stockholders and to encourage its executive officers to remain with the Company.

     The Compensation Committee traditionally grants options to the Company's executive officers and key associates (employees) on an annual basis. In selecting recipients and the size of option grants during fiscal year 1995, the Compensation Committee considered the recommendations of the Company's Chief Executive Officer and Chairman of the Board, Jeffrey D. McKeever; the other components of the recipients' compensation packages; the recipients' responsibilities and performance; the Company's performance during the preceding fiscal year; and prior option grants. The Compensation Committee gave a great deal of weight to Mr. McKeever's recommendations. Based upon the number of options received and, in the case of the Management Equity Plan ("MEP"), purchased, by the Company's executive officers during fiscal year 1994, the only executive officer who was granted options during fiscal year 1995 was Mr. Waters, who was unable to participate in certain fiscal year 1994 option grants. See "Option/SAR Grants in Last Fiscal Year" for information regarding Mr. Waters' option grant.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In fiscal year 1995, the Chief Executive Officer of the Company, Jeffrey D. McKeever, was compensated pursuant to an employment agreement. Under the agreement, Mr. McKeever was entitled to receive a base salary of $525,000 ($62,500 of which he waived under the MEP) plus a fixed cash bonus of $37,121. In arriving at Mr. McKeever's base salary, the Compensation Committee, with the assistance of an independent compensation consultant, compared Mr. McKeever's compensation level to the compensation levels paid to chief executive officers of a group of eleven companies that are also involved in the integration and distribution of information technology products and services. The Compensation Committee set Mr. McKeever's base salary within the salary range of chief executive officers in the comparative group.

     Under the 1995 Bonus Plan discussed above under "Annual Incentive Bonus," Mr. McKeever did not receive an incentive bonus during fiscal year 1995 because the Company did not meet the targeted financial goals. The Compensation Committee did, however, authorize the payment of a one-time Warrant Restitution and Founder's Bonus to Mr. McKeever. See footnote 2 to the Summary Compensation Table.

     See footnote 3 to the Summary Compensation Table for a discussion of the MEP and Mr. McKeever's election to waive $600,000 of salary and bonuses during the 1994-1996 calendar years in return for stock options. During fiscal year 1995, Mr. McKeever waived $62,500 of his salary under the MEP. During fiscal year 1995, Mr. McKeever did not receive any additional stock option grants.

     Overall, the Compensation Committee believes that Mr. McKeever has managed the Company well in a challenging business climate. The Compensation Committee has determined not to adjust Mr. McKeever's base salary during fiscal year 1996. Based on the comparative group compensation levels, Mr. McKeever's base salary remains within the salary range of chief executive officers in the comparative group.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest paid employees of the corporation.

     Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount; provided that, among other requirements, such compensation is approved by stockholders. During fiscal year 1995, Mr. McKeever's Section 162(m) income was $1,157,691; accordingly, the Company was unable to deduct $157,691 of Mr. McKeever's compensation. It is the general policy of MicroAge, Inc. to comply with Section 162(m), and it will continue to do so to the extent such compliance is consistent with the best interest of the Company's stockholders.

                          STEVEN G. MIHAYLO, CHAIRMAN
                                  FRED ISRAEL
                             WILLIAM H. MALLENDER*
---------------
* Ms. Lynda M. Applegate was elected to the Compensation Committee effective January 18, 1996, after the foregoing report was prepared.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the total cumulative stockholder return on the Company's Common Stock for the period September 30, 1990 through October 29, 1995 with the cumulative total return on the Nasdaq Index and the Standard & Poors 600 SmallCap Index. The comparison assumes that $100 was invested on September 30, 1990 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends. The Company chose to include the Standard & Poors 600 SmallCap Index in its stock performance graph because it believes that it cannot reasonably identify a peer group of sufficient size to constitute a meaningful comparative measure.

      Measurement Period
    (Fiscal Year Covered)            MICA           NASDAQ         SMALLCAP
1990                                 100             100             100
1991                                  92             153             140
1992                                  77             169             153
1993                                 207             221             206
1994                                 151             226             201
1995                                 104             302             240

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 27, 1990, the Company and Mr. Israel entered into the Company and Purchasers Rights Agreement (the "Rights Agreement"), pursuant to which Mr. Israel agreed with the Company that neither he nor his affiliates (as defined in the Rights Agreement) would for a period from April 27, 1990 until such time as he and his affiliates beneficially own less than 25,000 shares, acquire more than 5% of the Company's outstanding capital stock without the Company's prior consent. Mr. Israel also agreed, and agreed to cause his Purchaser Affiliates (as such term is defined in the Rights Agreement), not to enter into voting agreements, participate in proxy solicitations or similar activities intended to cause shares of the Company's stock to be voted contrary to the recommendation of the Board of Directors of the Company, or to challenge the performance of the Company's management in order to acquire control of the Company, to call or seek to call any meeting of stockholders of the Company, to form or join a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or to engage in certain other activities with a similar purpose. Mr. Israel (and his Purchaser Affiliates) also agreed not to dispose of his shares except subject to certain limitations. The Rights Agreement also contains certain other covenants by the parties thereto, including the granting by the Company to Mr. Israel of certain registration rights with respect to the Common Stock and the voting agreements with respect to the Company's Voting Stock (as defined in the Rights Agreement). Mr. Israel (and his Purchaser Affiliates) also granted the Company a right of first refusal to repurchase shares of Common Stock that are subject to the agreement if he (or certain of his transferees) wish to dispose of them, all as provided in the Rights Agreement. Mr. Israel also agreed to vote his shares of Common Stock as described under "Other Information Regarding the Board of Directors -- Voting Agreement."

     The Company has entered into employment agreements with Messrs. McKeever, Hald, Daniel and Andrews. See "Executive Compensation -- Employment Contracts and Related Matters."

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal year 1995 all filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

                                    AUDITORS

     The Board of Directors has appointed Price Waterhouse LLP to audit the consolidated financial statements of the Company for the fiscal year ending November 3, 1996. Representatives of Price Waterhouse LLP are expected to be present at the meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's annual meeting. To properly bring a director nomination or other matter before the 1997 annual meeting of stockholders, the nomination or proposal must be received by January 14, 1997. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices in Tempe, Arizona.

     In addition to the foregoing, in accordance with the rules of the Securities and Exchange Commission, any proposal that a stockholder intends to present at the 1997 annual meeting of stockholders must be received by the Company by October 19, 1996 to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                               OTHER INFORMATION

     The Company's consolidated financial statements are included in Appendix A to this Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended October 29, 1995 (the "1995 Form 10-K") that the Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     A COPY OF THE 1995 FORM 10-K IS AVAILABLE UPON WRITTEN REQUEST AT NO CHARGE TO STOCKHOLDERS BY CONTACTING MICROAGE, INC. INVESTOR RELATIONS, 2400 SOUTH MICROAGE WAY, TEMPE, ARIZONA 85282-1896, (602) 929-2414.

                                   APPENDIX A

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth, for the indicated periods, data as percentages of total revenue:

                                                                 FISCAL YEARS ENDED
                                                    ---------------------------------------------
                                                    OCTOBER 29,     OCTOBER 30,     SEPTEMBER 30,
                                                       1995            1994             1993
                                                    -----------     -----------     -------------
    Revenue.......................................  $ 2,941,100     $ 2,220,816      $ 1,509,823
    Cost of sales.................................         94.8%           94.8%            94.9%
                                                     ----------      ----------       ----------
    Gross profit..................................          5.2             5.2              5.1
    Operating other expenses
      Operating expenses..........................          4.3             3.7              3.9
      Restructuring and other one-time charges....          0.3              --               --
                                                     ----------      ----------       ----------
              Total...............................          4.6             3.7              3.9
                                                     ----------      ----------       ----------
    Operating income..............................          0.6             1.5              1.2
    Other expenses -- net.........................          0.5             0.3              0.1
                                                     ----------      ----------       ----------
    Income before income taxes....................          0.0             1.2              1.2
    Provision for income taxes....................          0.0             0.5              0.5
                                                     ----------      ----------       ----------
    Net income....................................          0.0%            0.7%             0.7%
                                                     ==========      ==========       ==========

  Fiscal Year Ended October 29, 1995 Versus Fiscal Year Ended October 30, 1994

     Total Revenue. Total revenue increased $720 million, or 32%, to $2.9 billion for the fiscal year ended October 29, 1995 as compared to the fiscal year ended October 30, 1994. This revenue increase included a $320 million, or 41%, increase in sales to large accounts and a $341 million, or 26%, increase in sales to resellers.

     These revenue increases were primarily due to sales to resellers added since October 30, 1994, the Company's focus on large account sales, increased demand for the Company's major vendors' products, the Company's addition of new product lines and same location sales growth (including sales to large accounts).

     The Company experienced quarterly revenue growth rates in excess of 40% (when compared to the same quarters of the prior years) during the fiscal years ended September 30, 1993 and October 30, 1994 as well as for the first two quarters of fiscal 1995. Quarter over quarter revenue growth decreased to 30% and 20% for the last two quarters of fiscal 1995. In fiscal 1996, the Company will emphasize increased profitability rather than revenue growth. See "Business Strategy" in Part I, Item 1 of the 1995 Form 10-K for a discussion of the Company's strategic focus.

     Gross Profit Percentage. The Company's gross profit percentage was 5.2% for the fiscal year ended October 29, 1995 and for the fiscal year ended October 30, 1994.

     Future gross profit percentages may be affected by market pressures, the introduction of new Company programs, changes in revenue mix, the Company's utilization of early payment discount opportunities, vendor pricing actions and other competitive and economic factors. See "Potential Fluctuations in Operating Results" below for information regarding industry trends that may affect future gross profit percentages.

     Operating Expense Percentage. As a percentage of revenue, operating expenses increased to 4.3% for the fiscal year ended October 29, 1995, from 3.7% for the fiscal year ended October 30, 1994. Operating expenses increased from $83.2 million for fiscal 1994 to $126.4 million for fiscal 1995. The increase was primarily due to increased costs as a result of higher volumes, capacity expansion in both personnel and facilities added in anticipation of revenue growth and increased depreciation as a result of expenditures for automation initiatives and facility expansion.

     Restructuring and Other One-time Charges. During the fourth quarter of fiscal 1995, the Company approved and implemented actions targeted at reducing the Company's future cost structure and improving its profitability. These actions included, among other things, (i) the sale of the Company's memory distribution business, (ii) outsourcing a certain business function and (iii) a reduction in the number of the Company's employees. The Company's consolidated statement of income for fiscal 1995 includes $9.0 million of pretax charges ($5.4 million net of tax benefits, or $0.38 per share) for restructuring and other one-time charges.

     If the restructuring and other one-time charges are calculated as though all of the actions targeted at reducing expenses and improving profitability had been implemented on the first day of the fourth fiscal quarter, the total of these charges would have been $10.8 million before tax, or $0.45 per share. The Company reported a loss of $0.40 per share for its fourth fiscal quarter of 1995, including restructuring and other one-time charges. Excluding the $10.8 million in charges, the Company's fourth quarter net income would have been $744,000, or $0.05 per share, up slightly from the $662,000, or $0.05 per share reported for the third quarter of fiscal 1995, and net income for the year would have been $6.7 million, or $0.47 per share.

     Other Expenses -- Net. Other expenses -- net increased to $15.6 million for the fiscal year ended October 29, 1995 from $5.6 million for the fiscal year ended October 30, 1994. The increase is primarily attributable to an increase in net financing costs during the year. These financing costs included expenses from the sale of receivables under an agreement with a commercial lender, costs from flooring subsidies provided to lenders who floor product purchases from the Company's customers and increased interest expense due to higher average borrowings during the fiscal year.

     Effective tax rate. The Company's effective tax rate increased from 39.4% for the fiscal year ended October 30, 1994 to 78.3% for the fiscal year ended October 29, 1995. This increase is a result of the impact of certain state taxes not based on income and non-deductible expenses, such as meals and entertainment and goodwill amortization, on a lower pretax income amount.

     Marketing Development Funds. The Company receives funds from certain vendors which are earned through marketing programs, meeting established purchasing objectives or meeting other objectives determined by the vendor. There can be no assurance that these programs will be continued by the vendors. A substantial reduction in the vendor funds available to the Company would have an adverse effect on the Company's results of operations.

  Fiscal Year Ended October 30, 1994 Versus Fiscal Year Ended September 30, 1993

     Total Revenue. Total revenue increased $711 million, or 47%, to $2.2 billion for the fiscal year ended October 30, 1994 as compared to the fiscal year ended September 30, 1993. This revenue increase included a $264 million, or 46%, increase in sales to large accounts and a $447 million, or 48%, increase in sales to resellers.

     These revenue increases were primarily due to sales to resellers added since September 30, 1993, same location sales growth (including sales to large accounts), the Company's focus on large account sales, increased demand for the Company's major vendors' products and the Company's addition of new product lines.

     Gross Profit Percentage. The Company's gross profit percentage increased to 5.2% for the fiscal year ended October 30, 1994 from 5.1% for the fiscal year ended September 30, 1993.

     During the fiscal year, the Company's gross profit percentage decreased from 5.5% for the quarter ended May 1, 1994 to 4.9% for the quarter ended July 31, 1994. The gross profit percentage increased slightly to 5.1% for the quarter ended October 30, 1994. The gross profit percentage decrease between the quarters ended May 1, 1994 and July 31, 1994 was primarily attributable to general market pricing pressure and costs associated with actions taken to reduce inventory levels.

     Operating Expense Percentage. As a percentage of revenue, operating expenses decreased from 3.9% for the fiscal year ended September 30, 1993 to 3.7% for the fiscal year ended October 30, 1994.

     Other Expenses -- Net. Other expenses -- net increased to $5.6 million for the fiscal year ended October 30, 1994 from $1.2 million for the fiscal year ended September 30, 1993. The increase is primarily attributable to an increase in net financing costs incurred during the year.

     These financing costs included expenses from the sale of receivables under an agreement with a commercial lender, costs from flooring subsidies provided to lenders who floor product purchases from the Company's customers and increased interest expense due to higher average borrowings during the fiscal year.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results may vary significantly from quarter to quarter depending on certain factors, including, but not limited to, demand for the Company's information technology products and services, product availability, competitive conditions, and general economic conditions. See "Products and Vendors" and "Competition" in Part I, Item 1 of the 1995 Form 10-K for additional information regarding certain of these factors. Although the Company attempts to control its expense levels, these levels are based, in part, on anticipated revenues. Therefore, the Company may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its growth and cash needs to date primarily through working capital financing facilities, bank credit lines, common stock offerings and cash generated from operations. The primary uses of cash have been to fund increases in inventory and accounts receivable resulting from increased sales. If the Company is successful in achieving continued revenue growth (see "Business Strategy -- Large Account Sales" in Part I, Item 1 of the 1995 Form 10-K), its working capital requirements will continue to increase.

     During the fiscal year ended October 29, 1995, the Company used $6 million of cash for a business purchase. In order to establish or solidify its presence in strategic markets or to respond to competitive pressures, the Company may make acquisitions of, or investments in, reseller locations. These acquisitions or investments may be made utilizing cash, stock or a combination of cash and stock. See "Competition" in Part I, Item 1 of the 1995 Form 10-K for information regarding competitive pressures.

     For the fiscal year ended October 29, 1995, $32 million of cash was provided by operating activities. Net cash provided by operating activities included a decrease in inventory of $9 million, an increase in accounts payable of $51 million, non-cash depreciation, amortization and bad debt charges of $21 million and non-cash restructuring and other one-time charges of $7 million offset by an increase in accounts receivable of $53 million and increases in other assets of $7 million. The number of days sales in ending accounts receivable increased from 20 days at October 30, 1994 to 22 days at October 29, 1995. The Company's annualized inventory turnover rate increased from 8 times at October 30, 1994 to 10 times at October 29, 1995. The number of days cost of sales in ending accounts payable remained constant at 47 days at October 30, 1994 and October 29, 1995. For fiscal year 1995, net cash of $29 million used in investing activities consisted primarily of $23 million for the purchase of property and equipment and $6 million for a business purchase.

     In August 1995, the Company amended its primary financing agreement (the "Agreement") to increase its financing facility from $250 million to $400 million. The Agreement includes two major components: an accounts receivable facility (the "A/R Facility") and an inventory facility (the "Inventory Facility"). The Agreement expires in August 1997.

     Under the A/R Facility, the Company has the right to sell certain accounts receivable from time to time, on a limited recourse basis, up to an aggregate amount of $250 million sold at any given time. At October 29, 1995, the net amount of sold accounts receivable was $125 million.

     The Inventory Facility provides for borrowings up to $150 million. Within the Inventory Facility, the Company has a line of credit for the purchase of inventory from selected product suppliers ("Inventory Line of Credit") of $50 million and a line of credit for general working capital requirements ("Supplemental Line of Credit") of $100 million. Payments for products purchased under the Inventory Line of Credit vary depending upon the product supplier, but generally are due between 45 and 60 days from the date of the advance. No interest or finance charges are payable on the Inventory Line of Credit if payments are made when due. At October 29, 1995, the Company had $3 million outstanding under the Inventory Line of Credit and had no amounts outstanding under the Supplemental Line of Credit.

     Of the $400 million of financing capacity represented by the Agreement, $272 million was unused as of October 29, 1995. Utilization of the unused $272 million is dependent upon the Company's collateral availability at the time the funds would be needed.

     Borrowings under the Agreement are secured by substantially all of the Company's assets, and the Agreement contains certain restrictive covenants, including working capital and tangible net worth requirements, and ratios of debt to tangible net worth and current assets to current liabilities. At October 29, 1995, the Company was in compliance with these covenants.

     The Company also maintains trade credit arrangements with its vendors and other creditors to finance product purchases. Several major vendors maintain security interests in their products sold to the Company.

     The unavailability of a significant portion of, or the loss of, the Agreement or trade credit from vendors would have a material adverse effect on the Company.

INFLATION

     The Company believes that inflation has generally not had a material impact on its operations or liquidity to date.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of MicroAge, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MicroAge, Inc. and its subsidiaries at October 29, 1995 and October 30, 1994, and the results of their operations and their cash flows for the fiscal years ended October 29, 1995, October 30, 1994 and September 30, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Phoenix, Arizona
December 5, 1995

                                 MICROAGE, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        OCTOBER 29,     OCTOBER 30,
                                                                           1995            1994
                                                                        -----------     -----------
ASSETS
Current assets:
  Cash and cash equivalents...........................................   $  13,700       $  11,074
  Accounts and notes receivable, net..................................     183,286         136,736
  Inventory, net......................................................     297,742         306,584
  Other...............................................................      13,006           8,148
                                                                          --------        --------
          Total current assets........................................     507,734         462,542
Property and equipment, net...........................................      45,689          31,607
Intangible assets, net................................................      11,201           9,377
Other.................................................................       7,939           6,673
                                                                          --------        --------
          Total assets................................................   $ 572,563       $ 510,199
                                                                          ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................   $ 379,897       $ 325,673
  Accrued liabilities.................................................      13,968          12,206
  Current portion of long-term obligations............................       2,908           1,245
  Other...............................................................       3,258           2,862
                                                                          --------        --------
          Total current liabilities...................................     400,031         341,986
Long-term obligations.................................................       4,079           2,054
Stockholders' equity:
  Preferred stock, par value $1.00 per share; Shares authorized:
     5,000,000 Issued and outstanding: none...........................          --              --
  Common stock, par value $.01 per share;
     Shares authorized: 40,000,000
     Issued: October 29, 1995 -- 14,459,847
            October 30, 1994 -- 14,267,700............................         145             143
  Additional paid-in capital..........................................     122,399         121,249
  Retained earnings...................................................      49,539          49,298
  Loan to ESOT........................................................        (768)         (1,408)
  Note receivable -- stock purchase agreement.........................      (2,000)         (2,000)
  Treasury stock, at cost;
     Shares: October 29, 1995 -- 115,443
            October 30, 1994 -- 150,434...............................        (862)         (1,123)
                                                                          --------        --------
          Total stockholders' equity..................................     168,453         166,159
                                                                          --------        --------
          Total liabilities and stockholders' equity..................   $ 572,563       $ 510,199
                                                                          ========        ========

   The accompanying notes are an integral part of these financial statements.

                                 MICROAGE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     FISCAL YEARS ENDED
                                                        ---------------------------------------------
                                                        OCTOBER 29,     OCTOBER 30,     SEPTEMBER 30,
                                                           1995            1994             1993
                                                        -----------     -----------     -------------
Revenue...............................................  $ 2,941,100     $ 2,220,816      $ 1,509,823
Cost of sales.........................................    2,789,009       2,105,069        1,432,477
                                                         ----------      ----------       ----------
Gross profit..........................................      152,091         115,747           77,346
Operating and other expenses
  Operating expenses..................................      126,400          83,226           58,645
  Restructuring and other one-time charges............        9,029              --               --
                                                         ----------      ----------       ----------
          Total.......................................      135,429          83,226           58,645
                                                         ----------      ----------       ----------
Operating income......................................       16,662          32,521           18,701
Other expenses -- net.................................       15,552           5,551            1,208
                                                         ----------      ----------       ----------
Income before income taxes............................        1,110          26,970           17,493
Provision for income taxes............................          869          10,628            6,993
                                                         ----------      ----------       ----------
Net income............................................  $       241     $    16,342      $    10,500
                                                         ==========      ==========       ==========
Net income per common share...........................  $      0.02     $      1.22      $      1.15
                                                         ==========      ==========       ==========
Weighted average common and common equivalent shares
  outstanding.........................................       14,338          13,385            9,125

   The accompanying notes are an integral part of these financial statements.

                                 MICROAGE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                       FISCAL YEARS ENDED
                                                          ---------------------------------------------
                                                          OCTOBER 29,     OCTOBER 30,     SEPTEMBER 30,
                                                             1995            1994             1993
                                                          -----------     -----------     -------------
Cash flows from operating activities:
  Net income............................................   $     241       $   16,342       $  10,500
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization......................      15,439            9,280           6,377
     Provision for losses on accounts and notes
       receivable.......................................       5,844            3,193           1,594
     Non-cash restructuring and other one-time
       charges..........................................       7,410               --              --
     Other..............................................          --               --             127
     Changes in assets and liabilities net of business
       acquisitions:
       Accounts and notes receivable....................     (52,790)         (28,404)        (41,437)
       Inventory........................................       9,280         (117,859)        (55,973)
       Other current assets.............................      (4,802)          (7,146)           (216)
       Other assets.....................................      (1,830)           2,007          (1,046)
       Accounts payable.................................      50,950           99,460          50,704
       Accrued liabilities..............................       1,833            5,516           2,966
       Other liabilities................................         396            1,223             615
                                                          ----------       ----------      ----------
     Net cash provided by (used in) operating
       activities.......................................      31,971          (16,388)        (25,789)
Cash flows from investing activities:
  Purchases of property and equipment...................     (22,885)         (17,569)         (7,887)
  Purchases of businesses and investments in
     unconsolidated companies...........................      (6,099)          (8,955)             --
                                                          ----------       ----------      ----------
     Net cash used in investing activities..............     (28,984)         (26,524)         (7,887)
Cash flows from financing activities:
  Amounts received from ESOT............................         640              595             555
  Proceeds from issuance of stock, net of issuance
     costs..............................................       1,037           40,305          40,104
  Principal payments on debt............................      (2,038)          (1,418)         (9,933)
                                                          ----------       ----------      ----------
     Net cash provided by (used in) financing
       activities.......................................        (361)          39,482          30,726
                                                          ----------       ----------      ----------
Net increase (decrease) in cash and cash equivalents....       2,626           (3,430)         (2,950)
Cash and cash equivalents at beginning of period........      11,074           14,504          23,194
                                                          ----------       ----------      ----------
Cash and cash equivalents at end of period..............   $  13,700       $   11,074       $  20,244
                                                          ==========       ==========      ==========

Supplemental disclosure to cash flows -- See Note 14

   The accompanying notes are an integral part of these financial statements.

                                 MICROAGE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        FOR THE FISCAL YEARS ENDED OCTOBER 29, 1995, OCTOBER 30, 1994, AND SEPTEMBER 30, 1993
                                    ---------------------------------------------------------------------------------------------
                                                         ADDITIONAL                         NOTE-STOCK                  TOTAL
                                    PREFERRED   COMMON    PAID-IN     RETAINED    LOAN TO    PURCHASE    TREASURY   STOCKHOLDERS'
                                      STOCK     STOCK     CAPITAL     EARNINGS     ESOT     AGREEMENT     STOCK        EQUITY
                                    ---------   ------   ----------   ---------   -------   ----------   --------   -------------
BALANCE at September 30, 1992......    $--       $ 59     $ 38,495     $22,414    $(2,609)   $     --    $(1,493 )    $  56,866
  Issuance of 3,018,000 shares of
    common stock, net of issuance
    costs..........................     --         20       39,376          --        --           --         --         39,396
  Options for 139,280 common shares
    exercised......................     --          1          707          --        --           --         --            708
  Contribution of 19,962 treasury
    shares to employee benefit
    plan...........................     --         --          (22)         --        --           --        149            127
  Loan payments from ESOT..........     --         --           --          --       555           --         --            555
  Net income.......................     --         --           --      10,500        --           --         --         10,500
                                        --
                                                  ---     --------     -------     -----      -------      -----       --------
BALANCE at September 30, 1993......    $--       $ 80     $ 78,556     $32,914    $(2,054)   $     --    $(1,344 )    $ 108,152
                                        ==        ===     ========     =======     =====      =======      =====       ========
BALANCE at October 31, 1993........    $--       $ 80     $ 78,558     $32,995    $(2,005)   $     --    $(1,344 )    $ 108,284
  Issuance of 2,000,000 shares of
    common
    stock, net of issuance costs...     --         20       39,482          --        --           --         --         39,502
  Three for two stock split........     --         39           --         (39)       --           --         --             --
  Options for 153,365 common shares
    exercised......................     --          3          800          --        --           --         --            803
  Issuance of 72,728 shares of
    common stock for convertible
    subordinated debentures........     --          1        1,999          --        --       (2,000)        --             --
  Contribution of 26,266 treasury
    shares to employee benefit
    plan...........................     --         --          200          --        --           --        221            421
  Tax benefit from employees' stock
    option plans...................     --         --          210          --        --           --         --            210
  Loan payments from ESOT..........     --         --           --          --       597           --         --            597
  Net income.......................     --         --           --      16,342        --           --         --         16,342
                                        --
                                                  ---     --------     -------     -----      -------      -----       --------
BALANCE at October 30, 1994........     --        143      121,249      49,298    (1,408 )     (2,000)    (1,123 )      166,159
  Options for 192,147 common shares
    exercised......................     --          2        1,035          --        --           --         --          1,037
  Contribution of 34,991 treasury
    shares to employee benefit
    plan...........................     --         --          115          --        --           --        261            376
  Loan payments from ESOT..........     --         --           --          --       640           --         --            640
  Net income.......................     --         --           --         241        --           --         --            241
                                        --
                                                  ---     --------     -------     -----      -------      -----       --------
BALANCE at October 29, 1995........    $--       $145     $122,399     $49,539    $ (768 )   $ (2,000)   $  (862 )    $ 168,453
                                        ==        ===     ========     =======     =====      =======      =====       ========

   The accompanying notes are an integral part of these financial statements.

                                 MICROAGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS

     MicroAge, Inc. ("MicroAge") distributes and integrates information technology products and services through, and in partnership with, a network of resellers, including twelve Company-owned resellers (the "MicroAge Network" or the "Network"). The products and services the Company markets and sells include microcomputer systems; workstations; networking and telecommunications equipment; system solutions, including integration and installation services and various technical services and support; software and related products and services. Unless the context otherwise requires, references to the "Company" include MicroAge, Inc. and its consolidated subsidiaries.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements of the Company include the accounts of companies more than 50% owned. Investments in affiliates owned 50% or less are accounted for by the equity method. All material intercompany accounts and transactions have been eliminated.

  Disclosures about fair value of financial instruments

     Financial instruments that are subject to fair value disclosure requirements are carried in the consolidated financial statements at amounts that approximate fair value.

  Cash equivalents

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents. The Company did not have any cash equivalents at October 29, 1995 or October 30, 1994.

  Cash overdrafts

     Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. Such amounts, aggregating $38.5 million and $21.5 million at October 29, 1995 and October 30, 1994, respectively, are included as a component of accounts payable in the accompanying balance sheets.

  Accounts and notes receivable

     Accounts and notes receivable are comprised of amounts due from financing companies, end-users, and resellers and are net of an allowance for doubtful accounts of $12,255,000 and $6,833,000 at October 29, 1995 and October 30, 1994,
respectively.

  Inventory

     Inventory consisting of resale merchandise is stated at lower of cost (first-in, first-out method) or market. International Business Machines Corporation ("IBM") products totaling $54,083,000 and $48,375,000 included in inventory at October 29, 1995 and October 30, 1994, respectively, are subject to a reservation of the title in IBM for the purpose of assuring that such products are sold and delivered only to IBM-authorized personal computer dealers; such reservation does not prohibit the Company from granting security interests to other parties.

     During the fiscal year ended October 29, 1995, sales of COMPAQ Computer Corporation, Hewlett-Packard Company and IBM products accounted for approximately 21%, 20% and 15%, respectively, of the

                                 MICROAGE, INC.

Company's revenue from sales of merchandise. The sales of no other individual vendor's products accounted for more than 10% of such revenue during the fiscal year ended October 29, 1995.

  Property and equipment

     Property and equipment are recorded at cost and are depreciated on the straight-line method over their estimated useful lives. Equipment under capital lease is recorded at the lower of fair market value or the present value of future lease payments and is amortized on the straight-line method over the estimated useful life or the term of the lease, whichever is less.

     The following reflects the estimated lives by category of property and equipment:

        Furniture, fixtures, equipment and software.....................  3 to 7 years
        Equipment under capital lease...................................  4 to 5 years
        Leasehold improvements..........................................  3 to 5 years

     Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred.

  Intangible assets

     Intangible assets are amortized over their economic lives ranging from three to fifteen years using the straight-line method. The Company periodically reviews goodwill to assess recoverability, and impairments would be recognized in operating results if a permanent reduction in value were to occur. The excess of cost over the fair value of net identifiable assets acquired is classified as goodwill and is included in intangible assets. Intangible assets are net of $4,573,000 and $4,830,000 of accumulated amortization at October 29, 1995 and October 30, 1994, respectively.

  Revenue recognition

     Revenue from product sales is recognized at the time of shipment. Revenue associated with service contracts is initially recorded as deferred income (included in other liabilities) and amortized on the straight-line method over the service period of the contract.

  Marketing development funds

     In general, vendors provide the Company with various incentive programs. The funds received under these programs are determined based on the Company's purchases and/or sales of the vendor's product. The funds are earned by the performance of specific marketing programs or upon completion of predetermined objectives dictated by the vendor. Once earned, the funds are applied against product cost or operating expenses.

  Income taxes

     In addition to charging income for taxes paid or payable, the provision for income taxes reflects deferred income taxes resulting from changes in temporary differences between the tax bases of assets and liabilities and their reported amounts in the accompanying financial statements.

  Income per common share

     Income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent

                                 MICROAGE, INC.

shares consist of stock options and warrants using the treasury stock method. The weighted average common and common equivalent shares consist of the following:

                                                                 FISCAL YEARS ENDED
                                                    ---------------------------------------------
                                                    OCTOBER 29,     OCTOBER 30,     SEPTEMBER 30,
                                                       1995            1994             1993
                                                    -----------     -----------     -------------
    Weighted average common shares................   14,133,260      12,754,988       8,840,288
    Stock options and warrants....................      204,804         629,532         284,913
                                                    -----------     -----------     -----------
    Weighted average common and common
      equivalent shares outstanding...............   14,338,064      13,384,520       9,125,201
                                                    ===========     ===========     ===========

     Fully diluted earnings per share includes the exercise of all outstanding dilutive options and warrants and results in a dilution of less than 3%. The number of common and common equivalent shares used to compute fully diluted earnings per share was 14,342,326 in fiscal 1995, 13,385,091 in fiscal 1994 and 9,345,456 in fiscal 1993.

  Franchising Activities

     MicroAge distributes its products and services through a network of franchised and affiliated resellers and Company-owned locations. In fiscal 1995, 325 franchised resellers were added and 289 were eliminated due to transferring to an affiliate agreement, closing or terminating their agreement, resulting in 789 franchised reseller locations at October 29, 1995. In fiscal 1995, one business was purchased, resulting in an increase of three Company-owned locations. There were twelve Company-owned locations at October 29, 1995. In fiscal 1995, total revenue and total cost of sales from Company-owned locations were $305,265,000 and $273,936,000, respectively.

  Postemployment Benefits

     During 1994, the Company adopted Financial Accounting Standards Board Statement No. 112 ("SFAS 112"), "Employers' Accounting for Postretirement Benefits." SFAS 112 established standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to current and former employees pursuant to the terms of an employer's agreement to provide those benefits. The adoption of this statement did not have a material impact on the Company's operating results.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with current year financial statement presentation.

NOTE 3 -- CHANGE IN FISCAL YEAR

     Effective for the 1994 fiscal year, the Company changed its fiscal year end from September 30 to the Sunday nearest October 31 in each calendar year. The consolidated statements of income are presented for the 52 weeks ended October 29, 1995 and October 30, 1994, exclusive of October 1993 results, and the fiscal period ended September 30, 1993. The Company's financial performance has not exhibited significant seasonality in the past; therefore, the results of operations presented for the fiscal 1995 and 1994 periods are comparable to the results for the fiscal 1993 period.

     The Company's results of operations for the month of October 1993 reflected revenue of $135.1 million, gross profit of $6.1 million, income tax expense of $73,000, net income of $81,000 and net income per common share of $0.01. During the month of October 1993, net cash of $5.0 million, $696,000 and $85,000 was used in

                                 MICROAGE, INC.

operating, investing and financing activities, respectively. Cash decreased from $20.2 million to $14.5 million during October 1993.

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    OCTOBER 29,     OCTOBER 30,
                                                                       1995            1994
                                                                    -----------     -----------
                                                                          (IN THOUSANDS)
    Equipment, furniture, fixtures and software...................    $62,376         $44,217
    Equipment under capital lease.................................     11,876           7,150
    Leasehold improvements........................................     12,581           7,860
    Land..........................................................        164             154
                                                                      -------         -------
                                                                       86,997          59,381
    Less: accumulated depreciation and amortization...............     41,308          27,774
                                                                      -------         -------
                                                                      $45,689         $31,607
                                                                      =======         =======

NOTE 5 -- LEASES

     The following is a schedule by year of future minimum lease obligations under noncancelable leases together with the present value of the net minimum capital lease obligations as of October 29, 1995:

                                                                       OPERATING     CAPITAL
                                                                        LEASES       LEASES
                                                                       ---------     -------
                                                                          (IN THOUSANDS)
    Fiscal year ending in:
      1996...........................................................   $ 5,231      $ 2,336
      1997...........................................................     5,257        2,049
      1998...........................................................     4,894        1,548
      1999...........................................................     4,639          886
      2000...........................................................     3,605           59
    Thereafter.......................................................    10,363           --
                                                                        -------       ------
    Total minimum lease obligations..................................   $33,989        6,878
                                                                        =======
    Less: amount representing interest...............................                    891
                                                                                      ------
    Present value of minimum lease obligations.......................                $ 5,987
                                                                                      ======

     None of the leases contain significant restrictive provisions; however, some of the leases contain renewal options and provisions for payment by the Company of real estate taxes, insurance and maintenance costs. Total rent expense was (in thousands):

                                 Fiscal year ended:
      September 30, 1993........................................................  $3,783
      October 30, 1994..........................................................   6,017
      October 29, 1995..........................................................   7,830

NOTE 6 -- FINANCING ARRANGEMENTS

     In August 1995, the Company amended its financing agreement (the "Agreement") to increase its financing facility from $250 million to $400 million. The Agreement includes two major components: an accounts receivable facility (the "A/R Facility") and an inventory facility (the "Inventory Facility"). The Agreement expires in August 1997.

                                 MICROAGE, INC.

     Under the A/R Facility, the Company has the right to sell certain accounts receivable from time to time, on a limited recourse basis, up to an aggregate amount of $250 million sold at any given time. At October 29, 1995, the net amount of sold accounts receivable was $125 million.

     The Inventory Facility provides for borrowings up to $150 million. Within the Inventory Facility, the Company has a line of credit for the purchase of inventory from selected product suppliers ("Inventory Line of Credit") of $50 million and a line of credit for general working capital requirements ("Supplemental Line of Credit") of $100 million. Payments for products purchased under the Inventory Line of Credit vary depending upon the product supplier, but generally are due between 45 and 60 days from the date of the advance. No interest or finance charges are payable on the Inventory Line of Credit if payments are made when due. At October 29, 1995, the Company had $3 million outstanding under the Inventory Line of Credit (included in accounts payable in the accompanying Balance Sheet), and no amounts outstanding under the Supplemental Line of Credit.

     Borrowings under the Agreement are secured by substantially all of the Company's assets, and the Agreement contains certain restrictive covenants, including working capital and tangible net worth requirements, and ratios of debt to tangible net worth and current assets to current liabilities. At October 29, 1995, the Company was in compliance with these covenants.

     The Company also maintains trade credit arrangements with its vendors and other creditors to finance product purchases. Several major vendors maintain security interests in their products sold to the Company.

NOTE 7 -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                                    OCTOBER 29,     OCTOBER 30,
                                                                       1995            1994
                                                                    -----------     -----------
                                                                          (IN THOUSANDS)
    Capital lease obligations.....................................    $ 5,987         $ 3,299
    Note payable resulting from business purchase.................      1,000              --
                                                                       ------          ------
                                                                        6,987           3,299
    Less: current portion.........................................      2,908           1,245
                                                                       ------          ------
                                                                      $ 4,079         $ 2,054
                                                                       ======          ======

     Following are the annual maturities of long-term obligations (in thousands):

                               Fiscal year ending in:
    1996........................................................................  $2,908
    1997........................................................................   1,772
    1998........................................................................   1,407
    1999........................................................................     842
    2000........................................................................      58
                                                                                  -------
                                                                                  $6,987
                                                                                  =======

NOTE 8 -- STOCKHOLDERS' EQUITY

  Stock Split

     On December 8, 1993, the Company's Board of Directors declared a 3-for-2 stock split effected in the form of a common stock dividend. The dividend was paid on January 13, 1994, to stockholders of record on December 20, 1993, in the amount of 0.5 shares of common stock for each share of common stock held by

                                 MICROAGE, INC.

such stockholders. All data in the accompanying financial statements and related notes have been restated to give effect to the stock split effected in the form of a common stock dividend.

  Public Offering

     On June 16, 1994, the Company completed a public offering of 2,000,000 shares of common stock. The proceeds from the sale, net of issuance costs, were approximately $39,502,000.

  Increase in Authorized Common Shares

     In March 1994, the Company's stockholders approved an increase in the number of authorized common shares, par value $.01 per share, from 20,000,000 shares to 40,000,000 shares.

  Warrants

     During fiscal 1985, the Company granted stock purchase warrants for 95,958 shares of common stock at $4.35 per share. During fiscal 1995, 47,979 warrants were exercised, and at October 29, 1995, there were no unexercised warrants. No additional shares may be granted under these warrant agreements.

  Employee Stock Option and Award Plans

     During fiscal 1994, the Board of Directors and stockholders of the Company approved the adoption of the MicroAge Inc. Long-Term Incentive Plan (the "Incentive Plan") for officers and other key employees of the Company. The Incentive Plan authorizes grants of Incentive Stock Options, Non-Qualified Stock Options (NQSOs), Stock Appreciation Rights, Performance Shares, Restricted Stock, Dividend Equivalents and other Common Stock based awards. The total number of shares of common stock available for awards under the Incentive Plan is 1,800,000.

     The Company has issued NQSOs under the Incentive Plan at prices representing the fair market value of the Company's common stock on the date of the grant. The NQSOs are granted for terms of five years and become exercisable on a pro-rata basis on each anniversary of the grant over a five-year period as long as the holder remains an employee of the Company. NQSOs under the Incentive Plan were granted in fiscal 1994 to selected employees in exchange for the employee's irrevocable waiver of a specific amount of base salary or bonus otherwise payable by the Company during a specific period. The options will vest in one-third increments beginning on the January 1 which is three years following the January 1 of the calendar year in which the participant elects to waive compensation. Subsequent to the 1995 fiscal year end, the NQSOs granted during 1994 under the Incentive Plan were amended whereby the exercise price was reduced to reflect the fair market value of the Company's common stock at the date of the amendment. No other awards have been made under the Incentive Plan.

     In addition to the Incentive Plan, stock options are available under four plans for grant to certain officers and employees of the Company at prices representing the fair market value of the Company's common stock on the date of the grant. Options under these plans are granted for terms of five years and become exercisable on a pro-rata basis on each anniversary date of the grant over a five-year period as long as the holder remains an employee of the Company.

                                 MICROAGE, INC.

     Changes during fiscal 1993, 1994 and 1995 in options outstanding under the employee stock option plans (including the Incentive Plan) were as follows:

                                                                               PRICE RANGE
                                                               NUMBER       -----------------
                                                             OF OPTIONS       TO        FROM
                                                             ----------     ------     ------
    Outstanding at September 30, 1992......................     526,545     $ 4.00     $ 7.92
      Granted..............................................     623,625     $ 6.00     $14.59
      Exercised............................................    (102,765)    $ 4.00     $ 6.37
      Canceled or expired..................................     (97,950)    $ 4.00     $ 7.50
                                                              ---------
    Outstanding at September 30, 1993......................     949,455     $ 4.00     $14.59
                                                              =========
    Outstanding at October 31, 1993........................     949,455     $ 4.00     $14.59
      Granted..............................................     919,547     $21.00     $31.75
      Exercised............................................     (74,185)    $ 4.00     $ 7.92
      Canceled or expired..................................     (18,595)    $ 4.42     $31.75
                                                              ---------
    Outstanding at October 30, 1994........................   1,776,222     $ 4.42     $31.75
      Granted..............................................     162,750     $ 9.25     $11.13
      Exercised............................................    (120,900)    $ 4.42     $10.42
      Canceled or expired..................................     (46,174)    $ 5.33     $24.83
                                                              ---------
    Outstanding at October 29, 1995........................   1,771,898     $ 4.42     $31.75
                                                              =========
    Exercisable at October 29, 1995........................     333,575     $ 4.42     $31.75
                                                              =========

  Franchisee Stock Option Plans

     Stock options were granted in 1989 and 1990 under two plans to certain franchisees of the Company at prices representing the fair market value of the Company's common stock on the date of grant. As of October 29, 1995, all options granted in 1989 had been exercised or forfeited. Outstanding options granted in 1990 were granted at $6.38 per share.

     Options under these plans were granted for terms of six years and become exercisable on a pro-rata basis on each anniversary date of the grant over a five-year period as long as the holder remains a franchisee in good standing of the Company. At October 29, 1995, 9,602 options were outstanding under the remaining stock option plan and all options were exercisable.

  Director Stock Plans

     During fiscal 1989, the Board of Directors and stockholders approved a stock option plan for those Directors who are not officers or employees of the Company or its subsidiaries (the "Directors' Plan"). Under the Directors' Plan, on or before December 7, 1998, options to purchase 1,000 shares of common stock will be automatically granted, immediately following each annual meeting of stockholders, to eligible Directors. The option price will be the fair market value of the Company's common stock on the date of the grant. Options granted pursuant to this plan are exercisable, in full, during the period between three months from the date of grant and three years from the date of grant, and terminate on the earlier of the expiration date or six months after the date that an optionee ceases to be a Director of the Company for any reason other than death or permanent disability. The aggregate number of shares of the Company's common stock which may be sold pursuant to the Directors' Plan may not exceed 75,000 shares. As of October 29, 1995, 27,000 options had been granted under this plan at prices ranging from $8.42 to $31.88 per share. There were 12,000 options exercisable as of October 29, 1995. Options to eligible Directors will no longer be granted under the Directors' Plan. Instead, eligible Directors will be granted options under the 1995 Director Plan (see below).

                                 MICROAGE, INC.

     In March 1995, the Board of Directors and stockholders approved an incentive plan for those Directors who are not officers or employees of the Company or its subsidiaries (the "1995 Director Plan"). Under the 1995 Director Plan, on November 1 of each year, commencing in 1995 and ending in 2004, each eligible Director will automatically be granted (i) 1,000 shares of the Company's common stock subject to certain restrictions and (ii) options to purchase 1,000 shares of the Company's common stock.

     The aggregate number of shares of the Company's common stock available for awards under the 1995 Director Plan is 80,000.

  Restricted Stock Plan

     In accordance with the provisions of a restricted stock plan approved in fiscal 1982, 45,000 shares of common stock were reserved for issuance. At October 29, 1995, 39,938 shares had been awarded under the plan, and 5,062 additional shares may be awarded under the plan.

  Preferred Stock Purchase Rights

     In February 1989, as amended in November 1994, the Company's Board of Directors adopted a Stockholder Rights Agreement (the "Rights Plan") and declared a dividend distribution of one Right for each share of the Company's common stock outstanding as of the close of business on March 7, 1989 and intends to issue one Right for each share of common stock issued between March 7, 1989 and the date of the distribution of the Rights. As amended, the Rights Plan provides that when exercisable, each Right will entitle its holder to purchase from the Company one one-hundredth (.01) of a share of Series C Junior Participating Preferred stock at a price of $19.90. The Company has reserved 500,000 preferred shares for issuance upon exercise of the Rights. Generally, the Rights become exercisable on the earlier of the date a person or group of affiliated or associated persons acquires or obtains the rights to acquire securities representing fifteen percent (15%) or more of the common stock of the Company or on the tenth day following the commencement of a tender or exchange offer which would result in the offeror beneficially owning fifteen percent (15%) or more of the Company's common stock without the prior consent of the Company. In the event that an unauthorized person or group of affiliated persons becomes the beneficial owner of fifteen percent (15%) or more of the common stock of the Company, proper provision shall be made so that each holder of a Right will have the right to receive, upon exercise thereof and the payment of the exercise price, that number of shares of common stock having a market value of two times the exercise price of the Right. The Rights will expire on February 23, 1999, unless redeemed earlier by the Company pursuant to authorization by the Board of Directors.

     Generally, in the event that the Company is involved in a merger or other business combination transaction after the Rights become exercisable, provision shall be made so that each holder of a Right shall have the right to receive, upon the exercise thereof and the payment of the exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

  Associate Stock Purchase Plan

     In March 1995, the Board of Directors and stockholders approved an associate stock purchase plan (the "Associate Plan"). The Associate Plan provides a means for the Company's employees to authorize payroll deductions up to 10% of their earnings to be used for the periodic purchase of the Company's common stock. Under the Associate Plan, the Company will initially sell shares to participants at a price equal to the lesser of 85% of the fair market value of the common stock at the beginning of a six month subscription period or 85% of fair market value at the end of the subscription period. The Associate Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The

                                 MICROAGE, INC.

maximum number of shares that may be purchased under the Associate Plan is 500,000. The initial subscription period began July 1, 1995.

NOTE 9 -- OTHER EXPENSES -- NET

     Other expenses -- net consists of the following:

                                                                     FISCAL YEARS ENDED
                                                          -----------------------------------------
                                                          OCTOBER 29,   OCTOBER 30,   SEPTEMBER 30,
                                                             1995          1994           1993
                                                          -----------   -----------   -------------
                                                                       (IN THOUSANDS)
    Interest expense....................................    $ 3,370       $ 1,263        $   668
    Expenses from the sale of accounts receivable.......     10,468         3,274            979
    Other...............................................      1,714         1,014           (439)
                                                            -------        ------         ------
                                                            $15,552       $ 5,551        $ 1,208
                                                            =======        ======         ======

NOTE 10 -- INCOME TAXES

     The provision for income taxes consists of the following:

                                                                     FISCAL YEARS ENDED
                                                          -----------------------------------------
                                                          OCTOBER 29,   OCTOBER 30,   SEPTEMBER 30,
                                                             1995          1994           1993
                                                          -----------   -----------   -------------
                                                                       (IN THOUSANDS)
    Current
      Federal...........................................    $ 3,905       $10,398        $ 5,796
      State.............................................      1,065         2,416          1,361
    Deferred............................................     (4,101)       (2,186)          (164)
                                                            -------       -------         ------
                                                            $   869       $10,628        $ 6,993
                                                            =======       =======         ======

     The components of deferred income tax expense (benefit) from operations are as follows:

                                                                     FISCAL YEARS ENDED
                                                          -----------------------------------------
                                                          OCTOBER 29,   OCTOBER 30,   SEPTEMBER 30,
                                                             1995          1994           1993
                                                          -----------   -----------   -------------
                                                                       (IN THOUSANDS)
    Allowance for doubtful accounts.....................    $(2,014)      $(1,142)       $  (437)
    Restructuring reserves..............................       (533)           --             --
    State deferral, net of federal benefit..............       (528)         (242)           (18)
    Deferred service revenue............................       (307)          (44)           (18)
    Software development costs..........................        247           224            133
    Depreciation and amortization.......................       (159)         (163)          (161)
    Inventory valuation reserve.........................       (112)       (1,382)           365
    All other -- net....................................       (695)          563            (28)
                                                            -------       -------        -------
                                                            $(4,101)      $(2,186)       $  (164)
                                                            =======       =======        =======

                                 MICROAGE, INC.

     Net deferred tax assets, which are recorded as a component of other assets or other current assets, are comprised of the following:

                                                                    OCTOBER 29,     OCTOBER 30,
                                                                       1995            1994
                                                                    -----------     -----------
                                                                          (IN THOUSANDS)
    Gross deferred tax assets:
      Allowance for doubtful accounts.............................    $ 5,208         $ 2,827
      Inventory valuation.........................................      3,067           3,203
      Depreciation and amortization...............................      2,007           1,039
      Restructuring reserve.......................................        667              --
      Deferred service revenue....................................        593             226
      Other.......................................................      1,139             414
                                                                      -------          ------
      Total gross deferred tax assets.............................     12,681           7,709
                                                                      -------          ------
    Gross deferred tax liabilities:
      Software development........................................      1,347             979
      Other.......................................................        171              --
                                                                      -------          ------
      Total gross deferred tax liabilities........................      1,518             979
                                                                      -------          ------
    Net deferred tax asset........................................    $11,163         $ 6,730
                                                                      =======          ======

     In light of the Company's history of profitable operations, management has concluded that it is more likely than not that the Company will ultimately realize the full benefit of its deferred tax assets related to future deductible items. Accordingly, the Company believes that no valuation allowance is required for the deferred tax assets in excess of deferred tax liabilities.

     The effective tax rate applied to income before income taxes differs from the expected federal statutory rate as follows:

                                                                   FISCAL YEARS ENDED
                                                      ---------------------------------------------
                                                      OCTOBER 29,     OCTOBER 30,     SEPTEMBER 30,
                                                         1995            1994             1993
                                                      -----------     -----------     -------------
    Federal statutory rate..........................      34.0%           35.0%            34.5%
    Addition (reduction) in taxes resulting from:
      State income taxes, net of federal tax
         benefit....................................      15.7             4.6              5.0
      Non-deductible meals and entertainment........      13.8             0.1              0.1
      Goodwill amortization.........................       3.6             0.2              0.2
      Other.........................................      11.2            (0.5)             0.2
                                                           ---             ---              ---
                                                          78.3%           39.4%            40.0%
                                                           ===             ===              ===

     During fiscal 1994, the Company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach for financial accounting and reporting of income taxes. Adoption of this statement did not have a material impact on the Company's operating results.

NOTE 11 -- COMMITMENTS

     The Company has arrangements with major vendors and certain financing companies to develop inventory and accounts receivable financing facilities for certain reseller customers. These arrangements include repurchase agreements that would require the Company to repurchase inventory which might be

                                 MICROAGE, INC.

repossessed from a reseller by the vendor or the financing company. As of October 29, 1995, such repurchases have been insignificant.

NOTE 12 -- EMPLOYEE BENEFIT PLAN

     In July 1988, a deferred compensation plan (the "Savings Plan") became effective for all eligible employees of the Company under the provisions of
Section 401(k) of the Internal Revenue Code. Employees are eligible to participate after one year of service and may contribute a percentage of their salary subject to certain limitations. Subject to certain profitability requirements, the Company has historically matched 25% of the employee contribution up to a maximum employee contribution of 6%, as defined in the Savings Plan. Participants are at all times fully vested in their contributions, and the Company contributions, if any, become fully vested to the participant after five years of employment.

     In April 1989, the Company amended and restated the Savings Plan to include a leveraged Employee Stock Ownership Plan and Trust (the "ESOT") for eligible employees. The ESOT used proceeds of loans from the Company to purchase 312,500 shares and 157,827 shares of the Company's common stock for $2,396,000 and $1,105,000 during the years ended September 30, 1990 and 1989, respectively.

     The Company's stock is held by the ESOT trustee as collateral for the loans from the Company. The Company makes periodic contributions to the ESOT which are used to make loan principal and interest payments. A portion of the common stock is allocated to the accounts of participating employees annually based upon principal and interest payments. The Company, using the shares allocated method, recognized contribution expenses of $675,000, $694,000, and $731,000 during the fiscal years ended October 29, 1995, October 30, 1994 and September 30, 1993, respectively.

     The loans from the Company to the ESOT are payable in quarterly installments ending March 31,1997. Interest is payable quarterly at rates equal to 85% of prime and prime plus 0.75%. The Company's receivable from the ESOT is recorded as a separate reduction of the Company's stockholders' equity.

NOTE 13 -- NOTE RECEIVABLE -- STOCK PURCHASE AGREEMENT

     During fiscal 1994, the Company exchanged 72,728 shares of common stock for a $2,000,000 convertible subordinated debenture. The debenture is payable on February 8, 1998, and accrues interest at the rate of 9% per annum, payable on a quarterly basis. The note is secured by the Company's common shares issued in exchange for the note as well as certain other rights.

                                 MICROAGE, INC.

NOTE 14 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The Company's non-cash investing and financing activities and cash payments for interest and income taxes were as follows:

                                                                   FISCAL YEARS ENDED
                                                      ---------------------------------------------
                                                      OCTOBER 29,     OCTOBER 30,     SEPTEMBER 30,
                                                         1995            1994             1993
                                                      -----------     -----------     -------------
                                                                     (IN THOUSANDS)
    Details of acquisitions:
      Fair value of assets acquired.................    $ 1,252         $20,158          $    --
      Liabilities assumed and acquisition -- related
         accruals...................................    $   383         $17,549          $    --
      Cash acquired.................................    $    --         $   354          $    --
    Details of other investing activities:
      Note receivable exchanged for 72,728 shares of
         the Company's stock (See Note 13)..........    $    --         $ 2,000          $    --
    Details of other financing activities:
      Capital lease obligations executed for
         equipment..................................    $ 4,726         $ 2,780          $   879
    Cash paid for:
      Interest......................................    $ 3,370         $ 1,263          $   723
      Income taxes..................................    $ 9,050         $12,449          $ 6,923

NOTE 15 -- LITIGATION

     On July 14 through July 19, 1994, seven class action complaints were filed in the United States District Court for the District of Arizona against the Company, certain of its officers and directors, and, in three of the lawsuits, one of the underwriters of the Company's June 16, 1994 public offering of common stock. On December 5, 1994, the Court consolidated the seven actions into a single action. On February 16, 1995, plaintiffs filed and served an amended, consolidated complaint against the Company, certain officers and directors of the Company, and three of the underwriters of the Company's June 16, 1994 public offering of common stock ("the Complaint"). The Complaint purports to be brought on behalf of a class of purchasers of the Company's common stock during the period April 13, 1994 through July 14, 1994. The Complaint alleges, among other things, that the Company violated federal securities laws by making misleading public statements and omitting material facts regarding the Company's operations and financial results, which the plaintiffs contend to have artificially inflated the price of the Company's common stock during the alleged class period. The Complaint seeks unspecified compensatory damages as well as fees and costs. On April 28, 1995, the Company filed a motion to dismiss the Complaint in its entirety. The motion was heard on July 31, 1995; no decision has yet been issued. Discovery is ongoing. The Company and the individual defendants deny the plaintiffs' allegations of wrongdoing and intend to vigorously defend themselves in these actions. The proceeding is in its early stages, however, and its outcome cannot be predicted with certainty at this time.

NOTE 16 -- RESTRUCTURING AND OTHER ONE-TIME CHARGES

     During the fourth fiscal quarter of 1995, the Company approved and implemented actions targeted at reducing expenses and improving profitability. The Company's consolidated statement of income for fiscal

                                 MICROAGE, INC.

1995 includes $9.0 million of pretax charges ($5.4 million net of tax benefits, or $0.38 per share) for restructuring and other one-time charges, consisting of the following (in thousands):

    Charges associated with the sale of a memory distribution business..........  $5,563
    Charges associated with outsourcing a business function.....................   1,517
    Charges associated with staff reductions....................................   1,170
    Other one-time charges......................................................     779
                                                                                  ------
    Total restructuring and other one-time charges..............................  $9,029
                                                                                  ======

     All actions related to the restructuring were implemented as of October 29, 1995, and the liability for restructuring activities at October 29, 1995 was not material.

NOTE 17 -- RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Effective for fiscal years beginning after December 15, 1995, the standard establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company does not believe that adoption of this Statement will have a material impact on its financial position or results of operations.

     Statement of Financial Accounting Standards No. 123 -- Accounting for Stock-Based Compensation. The accounting requirements are effective for transactions entered into in fiscal years beginning after December 15, 1995. The disclosure requirements are effective for fiscal years beginning after December 31, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December 15, 1994. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines the fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company has not completed an evaluation of the effect of this Statement.

     Statement of Position 94-6 -- Disclosure of Certain Significant Risks and Uncertainties. Effective for fiscal years ending after December 15, 1995, the statement of position provides guidance on financial statement disclosures of risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near term. Such risks and uncertainties can stem from the nature of the Company's operations, from the necessary use of estimates in the preparation of the Company's financial statements, and from significant concentrations in certain aspects of the Company's operations. The Company expects to adopt this statement during fiscal 1996. Management will continue to assess the impact of implementation.

                   MARKET FOR REGISTRANT'S COMMON EQUITY AND

                          RELATED STOCKHOLDER MATTERS

     The Company's common stock is traded in the over-the-counter market under the symbol MICA and has been quoted on the Nasdaq National Market since July 1, 1987. The following table sets forth the quarterly high and low sale prices for the common stock as reported by the Nasdaq National Market for the two most recent fiscal years:

                                                                          RANGE OF SALE
                                                                            PRICES(1)
                                                                         ---------------
                                                                         HIGH       LOW
                                                                         ----       ----
    FISCAL 1994
      First Quarter....................................................  $28 5/6    $16 1/3
      Second Quarter...................................................  $32 3/8    $20
      Third Quarter....................................................  $28        $9 9/16
      Fourth Quarter...................................................  $15 3/4    $10
    FISCAL 1995
      First Quarter....................................................  $12 1/2    $10 3/4
      Second Quarter...................................................  $11 3/4    $8 5/8
      Third Quarter....................................................  $14 7/8    $9 13/16
      Fourth Quarter...................................................  $13 1/8    $8 1/8

---------------
(1) On December 8, 1993, the Company's Board of Directors declared a 3- for-2 stock split effected in the form of a Common Stock dividend that was paid on January 13, 1994. All prices in this table give effect to the stock split.

     As of December 31, 1995, there were approximately 447 stockholders of record of the common stock. The Company believes that as of such date there were approximately 6,900 beneficial holders of the common stock.

     The Company has never declared or paid a cash dividend on its common stock and does not presently intend to do so. Future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors.

     PROXY

                                 MICROAGE, INC.

         The undersigned hereby appoints Jeffrey D. McKeever and James R. Daniel and each of them, proxies, with power of substitution and revocation, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of MICROAGE, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at the Fiesta Inn, 2100 South Priest Drive, Tempe, Arizona 85282, on Wednesday, March 13, 1996 at 4:00 p.m., Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROAGE, INC. AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS UNLESS MARKED TO WITHHOLD AUTHORITY AND WILL BE VOTED IN ACCORDANCE WITH ANY SPECIFICATION INDICATED HEREON; IN THE ABSENCE OF A SPECIFICATION AS TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     1. ELECTION OF DIRECTORS:
     For all nominee(s) listed below except as marked to the contrary.

                     / / FOR    / / AGAINST    / / ABSTAIN
     Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name below.

     CLASS I DIRECTORS:

     Nominees: William H. Mallender  Lynda M. Applegate

     CLASS III DIRECTOR:
     Nominee: Roy A. Herberger, Jr.

         (Continued, and to be marked, dated and signed, on other side)

                          (continued from other side)

     2. Upon any other matter which may properly come before the meeting
                                            Signature:
                                            Date:
                                            Signature:
                                            Date:

                                            (Sign name exactly as imprinted
                                            hereon. If signing as attorney,
                                            executor, administrator,
                                            trustee or guardian give full
                                            title as such. If signer is a
                                            corporation, give full
                                            corporate name and have signed
                                            by duly authorized officer
                                            showing the officer's title.)

     PLEASE SIGN AND DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.